SUNAMERICA SERIES, INC.

ARTICLES OF AMENDMENT

SunAmerica Series, Inc., a Maryland Corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting subsections (5), (6), (7) and (8) of Section (c) of Article SIXTH in their entirety and inserting new subsections (5), (6), (7) and (8) in lieu thereof to read as follows:

(5) On each matter submitted to a vote of the stockholders, each holder of shares shall be entitled to one vote for each whole share standing in his name on the books of the Corporation, irrespective of the series thereof, and the exclusive voting power for all purposes shall be vested in the holders of Common Stock. All shares of all series shall vote as a single class (“Single Class Voting”) as to any matters in which such share of stock is entitled to vote and each fractional share of stock shall be entitled to a proportionate fractional vote; provided, however, that (i) as to any matter with respect to which a separate vote of any series or class is required by the Investment Company Act of 1940, as amended, or by the Maryland General Corporation Law, such requirement as to a separate vote by that series or class shall apply in lieu of Single Class Voting in addition to any other vote that may be required by law; (ii) in the event that the separate vote requirement referred to in clause (i) above applies with respect to more than one series or class and the interests of those series or classes are the same, then, subject to clause (iv) below, the shares of all such series or classes shall vote as a single class in addition to any other vote that may be required by law, (iii) in the event that the separate vote requirement referred to in clause (i) above applies with respect to one or more series or classes, then, subject to clause (iv) below, the shares of all other series and classes shall vote as a single class in addition to any other vote that may be required by law; and (iv) as to any matter which does not affect the interest of a particular series or class, only the holders of shares of the one or more affected series or classes shall be entitled to vote.

(6) Each holder of shares of any series shall have the right to require the Corporation, to the extent it has funds or other property legally available therefor and subject to such reasonable conditions as the Board of Directors may determine, to redeem all or any part of his shares of such series at a redemption price equal to the current net asset value per share of that series which is next computed after receipt of a tender of such shares for redemption, less such redemption fee or deferred sales charge, if any, as the Board of Directors may from time to time establish in accordance with the Investment Company Act of 1940, as amended and the applicable rules and regulations of the Financial Industry Regulatory Authority, or any successor organization. Notwithstanding the foregoing, the Corporation may suspend the right of holders of shares of any series to require the Corporation to redeem their shares, or postpone the date of payment or satisfaction upon such redemption for more than seven days after tender of such shares for redemption, during any period or at any time when and to the extent permitted under the Investment Company Act of 1940, as amended.

(7) Notwithstanding any other provision of the charter of the Corporation, the Board of Directors may cause the Corporation to redeem at net asset value all or any proportion of the outstanding shares of any series or class of Common Stock from a holder (i) upon such conditions with respect to the maintenance of stockholder accounts of a minimum amount as may from time to time be established by the Board of Directors in its sole discretion or (ii) upon such conditions established by the Board of Directors in its sole discretion, for any other purpose, including, without limitation, a reorganization or liquidation of one or more series or classes without any action by the stockholders. Payment for shares of Common Stock redeemed at the option of the Corporation may be made as provided below and, in the case of a reorganization, in shares of another series or class of Common Stock of the Corporation or equity interests in another legal entity.

All redemptions shall be at a redemption price equal to the current net asset value per share of shares of that series to be redeemed as determined by the Board of Directors from time to time in accordance with the provisions of applicable law, less such redemption fee or other charge, if any, as may be fixed by resolution of the Board of Directors. Payment of the redemption price shall be made by the Corporation only from the assets belonging to the series whose shares are being redeemed. The redemption price shall be paid in cash and/or, if authorized by the Board of Directors in its sole discretion, securities at the value of such securities used in such determination of current net asset value; provided, however, that if the Board of Directors determines, which determination shall be conclusive, that conditions exist which make payment wholly in cash and/or securities unwise or undesirable, the Corporation may, to the extent and in the manner permitted by law, make payment wholly or partly in other assets, at the value of such other assets used in such determination of current net asset value. Any certificates for shares of capital stock of the Corporation to be redeemed or repurchased shall be surrendered in proper form for transfer, together with any proof of the authenticity of signatures required by the Board of Directors or transfer agent of the Corporation.

(8) In the event of the liquidation of a particular series, the stockholders of the series that is being liquidated shall be entitled to receive, as a class, when and as declared by the Board of Directors, the excess of the assets belonging to that series over the liabilities of that series. The holders of shares of any particular series shall not be entitled thereby to any distribution upon liquidation of any other series. The assets so distributable to the stockholders of any particular series shall be distributed among such stockholders in proportion to the number of shares of that series held by them and recorded on the books of the Corporation.

SECOND: Pursuant to Section 2-604(b) of the Maryland General Corporation Law, the foregoing amendment of the Charter has been approved by a majority of the entire Board of Directors and in the manner and by the vote required by the Investment Company Act of 1940, as amended.

THIRD: The undersigned officer acknowledges these Articles of Amendment to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its [Vice] President and attested by its [Assistant] Secretary as of the 19th day of January, 2021.

ATTEST:	SUNAMERICA SERIES, INC.

/s/ Gregory N. Bressler	By:	/s/ John T. Genoy
Name: Gregory N. Bressler		Name: John T. Genoy
Secretary		President